Exhibit 99.1

RADIANT LOGISTICS Completes restatement; fILES

cOMPREHENSIVE ANNUAL REPORT ON fORM 10-K

cONFIRMS RECORD RESULTS FOR

FISCAL YEAR ENDED June 30, 2022

RENTON, WA February 27, 2023 – Radiant Logistics, Inc. (NYSE American: RLGT), a technology-enabled global transportation and value-added logistics services company, today announced the filing of the Company’s comprehensive annual report on Form 10-K for the fiscal year ended June 30, 2022 (the “Annual Report”), which includes the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2022, restated audited consolidated financial statements for the fiscal year ended June 30, 2021, as well as restated unaudited consolidated financial statements covering the interim quarterly reporting periods during fiscal 2021, consisting of the quarters ended September 30, 2020, December 31, 2020, and March 31, 2021; and restated unaudited consolidated financial statements covering the quarterly reporting periods during fiscal 2022, consisting of September 30, 2021, December 31, 2021, and March 31, 2022 (collectively, the “Restatement Periods”).

Financial Highlights – Twelve Months Ended June 30, 2022

•
Revenues increased to $1,459.4 million for the fiscal year ended June 30, 2022, up $559.6 million or 62.2%, compared to revenues (as restated) of $899.8 million for the comparable prior year period.
•
Gross profit increased to $293.5 million for the fiscal year ended June 30, 2022, up $84.1 million or 40.2%, compared to gross profit (as restated) of $209.4 million for the comparable prior year period.
•
Adjusted gross profit, a non-GAAP financial measure, increased to $306.3 million for the fiscal year ended June 30, 2022, up $84.9 million or 38.3%, compared to adjusted gross profit (as restated) of $221.4 million for the comparable prior year period.
•
Net income attributable to Radiant Logistics, Inc. increased to $44.5 million for the fiscal year ended June 30, 2022, or $0.90 per basic and $0.88 per fully diluted share, up $21.4 million or 92.6% compared to $23.1 million of net income attributable to Radiant Logistics, Inc. (as restated), or $0.46 per basic and $0.45 per fully diluted share for the comparable prior year period.
•
Adjusted net income, a non-GAAP financial measure, increased to $58.2 million, or $1.18 per basic and $1.15 per fully diluted share for the fiscal year ended June 30, 2022, up $23.7 million or 68.7%, compared to adjusted net income (as restated) of $34.5 million, or $0.69 per basic and $0.67 per fully diluted share for the comparable prior year period. Adjusted net income is calculated by applying a normalized tax rate of 24.5% and excluding other items not considered part of regular operating activities.
•
Adjusted EBITDA, a non-GAAP financial measure, increased to $80.9 million for the fiscal year ended June 30, 2022, up $31.9 million or 65.1%, compared to adjusted EBITDA (as restated) of $49.0 million for the comparable prior year period.
•
Adjusted EBITDA margin (Adjusted EBITDA expressed as a percentage of adjusted gross profit), a non-GAAP financial measure, increased to 26.4% for the fiscal year ended June 30, 2022, up 437 basis points, compared to Adjusted EBITDA margin (as restated) of 22.1% for the comparable prior year period.

Impact of the Restatement

Filing the comprehensive annual report on Form 10-K for the fiscal year ended June 30, 2022, inclusive of the restated audited and unaudited financial statements covering the Restatement Periods, brings to a close a process started at the end of September 2022, when the Company’s Audit and Executive Oversight Committee, after consultation with Moss Adams LLP (“Moss Adams”), its current registered independent public accounting firm, and BDO USA, LLP (“BDO”), its predecessor registered independent public accounting firm, concluded that the Company’s previously issued financial statements for the Restatement Periods should be restated to correct historical errors related principally to the timing of recognition of the Company’s estimated accrual of in-transit revenues and related costs.

The net effect of the Restatement for the fiscal year ended June 30, 2021, is reflected in the following tables. Information covering the net effect of the Restatement on each of the interim quarterly reporting periods during fiscal 2021 can be found within the Company’s comprehensive annual report on Form 10-K for the fiscal year ended June 30, 2022.

(In thousands)	June 30, 2021 As Previously Reported	Adjustment	June 30, 2021 As Restated
Contract assets	$27,753	$17,287	$45,040

Total current assets	176,310	17,287	193,597
Total assets	357,241	17,287	374,528
Accounts payable	87,941	15,768	103,709
Operating partner commissions payable	13,779	1,286	15,065
Accrued expenses	6,801	11	6,812
Income tax payable	2,713	55	2,768
Total current liabilities	126,357	17,120	143,477
Total liabilities	195,838	17,120	212,958
Retained earnings	60,367	167	60,534
Total equity	161,403	167	161,570

(In thousands, except per share data)	Year Ended June 30, 2021 As Previously Reported	Adjustment	Year Ended June 30, 2021 As Restated
Revenues	$889,124	$10,688	$899,812
Cost of transportation and other services	668,299	10,107	678,406
Operating partner commissions	94,040	1,101	95,141
Personnel costs	55,378	(26)	55,352
Selling, general and administrative expenses	24,434	(716)	23,718
Income from operations	25,981	222	26,203
Income tax expense	(5,896)	(55)	(5,951)
Net income	23,462	167	23,629
Net income attributable to Radiant Logistics, Inc.	22,943	167	23,110

Income per share:
Basic	$0.46	$—	$0.46
Diluted	$0.45	$—	$0.45

While the adjustment changed contract assets, accounts payable, and operating partner commissions payable line items in the consolidated cash flow statement, net working capital (current assets minus current liabilities) increased $0.2 million. The adjustment did not have an impact on total net cash provided by operating activities, net cash used in investing activities, or net cash provided by (used for) financing activities.

The net effect of the Restatement for the nine-months ended March 31, 2022, is reflected in the following tables. Information covering the net effect of the Restatement on each of the interim quarterly reporting periods during the nine-months ended March 31, 2022, can be found within the Company’s comprehensive annual report on Form 10-K for the fiscal year ended June 30, 2022.

(In thousands)	March 31, 2022 As Previously Reported	Adjustment	March 31, 2022 As Restated
Contract assets	$59,894	$13,992	$73,886
Total current assets	342,536	13,992	356,528
Total assets	554,934	13,992	568,926
Accounts payable	164,932	14,489	179,421
Operating partner commissions payable	16,038	178	16,216
Accrued expenses	11,512	(34)	11,478
Income tax payable	4,271	(157)	4,114
Total current liabilities	212,193	14,476	226,669
Total liabilities	369,749	14,476	384,225
Retained earnings	88,733	(484)	88,249
Total equity	185,185	(484)	184,701

	Nine Months Ended		Nine Months Ended
(In thousands, except per share data)	March 31, 2022 As Previously Reported	Adjustment	March 31, 2022 As Restated
Revenues	$1,079,783	$(3,297)	$1,076,486
Cost of transportation and other services	858,447	(1,278)	857,169
Operating partner commissions	90,825	(1,109)	89,716
Personnel costs	52,211	(46)	52,165
Income from operations	38,853	(861)	37,992
Income tax expense	(9,402)	211	(9,191)
Net Income	29,284	(651)	28,633
Net income attributable to Radiant Logistics, Inc.	28,366	(651)	27,715

Income per share:
Basic	$0.57	$(0.02)	$0.55
Diluted	$0.56	$(0.01)	$0.55

While the adjustment changed contract assets, accounts payable, and operating partner commissions payable line items in the consolidated cash flow statement, net working capital (current assets minus current liabilities) decreased $0.5 million. The adjustment did not have an impact on total net cash provided by operating activities, net cash used in investing activities, or net cash provided by (used for) financing activities.

CEO Bohn Crain Comments on Fiscal 2022 Results and Restatement

“We are pleased to have the restatement behind us so that management and the Board can return our attention to continuing to build upon the great platform we have created here at Radiant,” said Bohn Crain, Founder and CEO of Radiant Logistics. “Fiscal 2022 was, all things considered, an extraordinary year of accomplishment. For the 12 month period we posted record revenues of $1,459.4 million, up $559.6 million or 62.2%; record gross profit of $293.5; record adjusted gross profit of $306.3 million, up $84.9 million or 38.3%; record net income attributable to Radiant Logistics, Inc. of $44.5 million, or $0.90 per basic and $0.88 per fully diluted share, up $21.4 million or 92.6%; record adjusted net income of $58.2 million, or $1.18 per basic and $1.15 per fully diluted share, up $23.7 million or 68.7% and record adjusted EBITDA of $80.9 million, up $31.9 million or 65.1%. In addition, we also saw improvement in our adjusted EBITDA margin, which increased 429 basis points to a record 26.4%, up from 22.1% for the comparable prior year period. Our business remained quite strong across our various service offerings during fiscal 2022 and our efforts to bundle value-added services with our core transportation service offerings continued to deliver great results in both the U.S. and Canada. These record results are a direct reflection of the diversity of our service offerings, and durability of our scalable non-asset based business model and the dedication and hard work of our employees and operating partners who continue to rise to the occasion.

This past year we also took the opportunity to refresh and expand our $150 million senior credit facility with a new $200 million facility. This facility provides us with continued financial flexibility to access capital to support and accelerate our growth strategy, as well as the ability to repurchase the Company’s common stock, should we choose. As we have previously discussed, we believe that our current share price does not accurately reflect Radiant’s intrinsic value or long-term growth prospects, particularly given our unlevered balance sheet, and therefore represents an excellent investment opportunity for both the Company and our shareholders. For the eighteen-months ended December 31, 2022, we purchased approximately $16.3 million of our stock at an average price of $6.64 per share. Moving forward, in addition to continuing our acquisition efforts, we expect to continue to be active in the repurchase of our stock to take advantage of the opportunity being presented to us in the disconnect between the underlying value of our stock and our current stock price.”

Mr. Crain continued, “It is fair to say that we have been battle tested over these last few years. Driven first by the pandemic and associated lockdowns of 2020, we were all reminded of the essential role of transportation and logistics in keeping our economy moving. For us, this translated into the opportunity to play an active role in the fight against COVID-19 by, among others: delivering personal protective equipment (“PPE”), food and beverage, consumer goods, technology and other essential products for our customers across North America and around the world. As the economy worked to recover from those initial lockdowns, we were presented with a different set of challenges (and opportunities) as we were able to help our broader customer base bring their supply-chains back online in the face of an extreme shortage of transportation capacity, soaring fuel prices and port congestion. In December of 2021, we experienced a cyber-event that created its own set of challenges and ultimately, we were put through our paces with the now completed rigorous review and restatement process. After all was said and done, as a result of the review and restatement of our results for the year ended June 30, 2021 our previously reported $0.45 per fully diluted share remained unchanged at $0.45 per fully diluted share. Our net working capital at June 30, 2021 increased to $50.1 million, up $0.1 million from the previously reported $50.0 million. Similarly, for the nine months ended March 31, 2022, we restated our results to report $0.55 per fully diluted share, down $0.01 compared to our previously reported $0.56 per fully diluted earnings per share. Our net working capital at March 31, 2022 decreased to $129.8 million, down $0.5 million from the previously reported $130.3 million.

We look ahead to fiscal 2023 with optimism in the continued strength of our diversified business model, yet tempered with the uncertainties emanating from, among others, the possible impact of future COVID variants, the current conflict in Ukraine, and the macroeconomic confluence of inflation, broad-based labor shortages, and a possible corresponding reduction in the pricing power of the asset-based carriers. Given these current market dynamics, it is difficult to project what the “new normal” will look like for our customers and in turn our own business. Whatever comes next, we are ready with a durable, diverse service offering and strong balance sheet to support our customers.

Most of all, we wish to thank all of our loyal shareholders for being patient through this arduous and often-trying restatement process. While the process was a challenge, now that we have it behind us, we look at it as a positive bi-product of our significant growth in the last several years, and a testament to the strong work of our talented accounting and finance teams, and as an ultimate proof of the overall integrity of our financial systems and our need to always strive for continuous improvement in all that we do.”

First and Second Fiscal Quarter 2023 Form 10-Qs

As disclosed in its November 9, 2022 and February 9, 2023 announcements, in light of the restatement process the Company was unable to file its Quarterly Reports on Form 10-Q (the “Form 10-Q”) for the first fiscal quarter ended September 30, 2022 and the second fiscal quarter ended December 31, 2022 on a timely basis without unreasonable effort or expense. With the restatement process behind us, the Company will now be working on completing its Form 10-Q for each of these reporting periods and expects to bring these filings current during the month of March at which time it will hold its next earnings call.

About Radiant Logistics (NYSE American: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) operates as a third party logistics company, providing technology-enabled global transportation and value-added logistics services primarily to customers in the United States and Canada. Through its comprehensive service officering, Radiant provides domestic and international freight forwarding along with truck and rail brokerage services to a diversified account base including manufactures, distributors and retailers, which it supports from an extensive network of Radiant and agent-owned offices throughout North America and other key markets around the world. Radiant’s value-added logistics services include warehouse and distribution, customs brokerage, order fulfillment, inventory management and technology services.

This report contains “forward-looking statements” within the meaning set forth in United States securities laws and regulations – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “estimates,” “expect,” “future,” “intend,” “may,” “plan,” “see,” “seek,” “strategy,” or “will” or the negative thereof or any variation thereon or similar terminology or expressions. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We have developed our forward-looking statements based on management’s beliefs and assumptions, which in turn rely upon information available to them at the time such statements were made. Such forward-looking statements reflect our current perspectives on our business, future performance, existing trends and information as of the date of this report. These include, but are not limited to, our beliefs about future revenue and expense levels, growth rates, prospects related to our strategic initiatives and business strategies, along with express or implied assumptions about, among other things: our continued relationships with our strategic operating partners; the performance of our historic business, as well as the businesses we have recently acquired, at levels consistent with recent trends and reflective of the synergies we believe will be available to us as a result of such acquisitions; our ability to successfully integrate our recently acquired businesses; our ability to locate suitable acquisition opportunities and secure the financing necessary to complete such acquisitions; transportation costs remaining in-line with recent levels and expected trends; our ability to mitigate, to the best extent possible: our dependence on current management and certain larger strategic operating partners; our compliance with financial and other covenants under our indebtedness; the absence of any adverse laws or governmental regulations affecting the transportation industry in general, and our operations in particular; the impact of COVID-19 on our operations and financial results; continued disruptions in the global supply chain; higher inflationary pressures particularly surrounding the costs of fuel; potential adverse legal, reputational and financial effects on the Company resulting from the ransomware incident or future cyber incidents and the effectiveness of the Company’s business continuity plans in response to cyber incidents, like the ransomware incident; the commercial, reputational and regulatory risks to our business that may arise as a consequence of our need to restate our financial statements; our longer-term relationship with our senior lenders as a consequence of our need to restate our financial statements; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to remediate during fiscal 2023 certain material weaknesses in our internal controls over financial reporting, and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1 Item 1A of this report. In addition, the global economic climate and additional or unforeseen effects from the COVID-19 pandemic amplify many of these risks. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 investors@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 communications@radiantdelivers.com

RADIANT LOGISTICS, INC.

Condensed Consolidated Balance Sheets

	June 30,
(In thousands, except share and per share data)	2022	2021
		(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$24,442	$13,696
Accounts receivable, net of allowance of $2,983 and $1,489, respectively	186,492	117,349
Contract assets	61,154	45,040
Prepaid expenses and other current assets	17,256	17,512
Total current assets	289,344	193,597

Property, technology, and equipment, net	24,823	24,151

Goodwill	88,199	72,582
Intangible assets, net	48,545	41,404
Operating lease right-of-use assets	41,111	39,022
Deposits and other assets	4,704	3,124
Long-term restricted cash	625	648
Total other long-term assets	183,184	156,780
Total assets	$497,351	$374,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137,853	$103,709
Operating partner commissions payable	18,731	15,065
Accrued expenses	11,349	6,812
Income tax payable	4,035	2,768
Current portion of notes payable	4,575	4,446
Current portion of operating lease liability	7,641	6,989
Current portion of finance lease liability	577	743
Current portion of contingent consideration	2,600	2,600
Other current liabilities	303	345
Total current liabilities	187,664	143,477

Notes payable, net of current portion	66,719	24,000
Operating lease liability, net of current portion	37,776	34,899
Finance lease liability, net of current portion	1,223	1,809
Contingent consideration, net of current portion	2,930	4,663
Deferred income taxes	6,482	4,021
Other long-term liabilities	—	89
Total long-term liabilities	115,130	69,481
Total liabilities	302,794	212,958

Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 51,265,543 and 50,832,205 shares issued, and 48,740,935 and 49,930,389 shares outstanding, respectively	33	32
Additional paid-in capital	106,146	104,228
Treasury stock, at cost, 2,524,608 and 901,816 shares, respectively	(16,004)	(4,658)
Retained earnings	104,998	60,534
Accumulated other comprehensive (loss) income	(796)	1,141
Total Radiant Logistics, Inc. stockholders’ equity	194,377	161,277
Non-controlling interest	180	293
Total equity	194,557	161,570
Total liabilities and equity	$497,351	$374,528

RADIANT LOGISTICS, INC.

Condensed Consolidated Statements of Comprehensive Income

	Year Ended June 30,
(In thousands, except share and per share data)	2022	2021
		(as restated)
Revenues	$1,459,419	$899,812

Operating expenses:
Cost of transportation and other services	1,153,134	678,406
Operating partner commissions	121,937	95,141
Personnel costs	72,242	55,352
Selling, general and administrative expenses	34,000	23,718
Depreciation and amortization	18,716	16,642
Change in fair value of contingent consideration	767	4,350
Total operating expenses	1,400,796	873,609

Income from operations	58,623	26,203

Other (expense) income
Interest income	23	18
Interest expense	(3,214)	(2,549)
Foreign currency transaction gain (loss)	718	(189)
Change in fair value of interest rate swap contracts	1,840	(594)
Gain on forgiveness of debt	—	5,987
Other	193	704
Total other (expense) income	(440)	3,377

Income before income taxes	58,183	29,580

Income tax expense	(12,692)	(5,951)

Net income	45,491	23,629
Less: net income attributable to non-controlling interest	(1,027)	(519)

Net income attributable to Radiant Logistics, Inc.	$44,464	$23,110

Other comprehensive (loss) income
Foreign currency translation (loss) gain	(1,937)	696
Comprehensive income	$43,554	$24,325

Income per share:
Basic	$0.90	$0.46
Diluted	$0.88	$0.45

Weighted average common shares outstanding:
Basic	49,570,594	49,890,945
Diluted	50,736,582	51,208,295

Reconciliation of Non-GAAP Measures

RADIANT LOGISTICS, INC.

Reconciliation of Gross Profit to Adjusted Gross Profit, Net Income Attributable to

Radiant Logistics, Inc.
to Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

(Unaudited)

As used in this report Adjusted Gross Profit, Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Gross Profit, Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Radiant’s business. For Adjusted Net Income, management uses a 24.5% tax rate to calculate the provision for income taxes to normalize Radiant’s tax rate to that of its competitors and to compare Radiant’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income, the Company adjusts for certain non-cash charges and significant items that are not part of regular operating activities. These adjustments include income taxes, depreciation and amortization, change in fair value of contingent consideration, transition costs, lease termination costs, acquisition related costs, litigation costs, amortization of debt issuance costs, change in fair value of interest rate swap contracts, and gain on forgiveness of debt.

We commonly refer to the term “adjusted gross profit” when commenting about our Company and the results of operations. Adjusted gross profit is a Non-GAAP measure calculated as revenues less directly related operations and expenses attributed to the Company’s services. Adjusted gross profit is calculated as GAAP gross profit exclusive of depreciation and amortization, which are reported separately. We believe adjusted gross profit is a better measurement than are total revenues when analyzing and discussing the effectiveness of our business and is used as a portion of a key metric the Company uses to discuss its progress.

EBITDA is a non-GAAP measure of income and does not include the effects of interest, taxes, and the “non-cash” effects of depreciation and amortization on long-term assets. Companies have some discretion as to which elements of depreciation and amortization are excluded in the EBITDA calculation. We exclude all depreciation charges related to property, technology and equipment, and all amortization charges (including amortization of leasehold improvements). We then further adjust EBITDA to exclude changes in fair value of contingent consideration, expenses specifically attributable to acquisitions, transition and lease termination costs, foreign currency transaction gains and losses, extraordinary items, share-based compensation expense, litigation expenses unrelated to our core operations, gain on forgiveness of debt, and other non-cash charges. While management considers EBITDA, and adjusted EBITDA useful in analyzing our results, it is not intended to replace any presentation included in our consolidated financial statements.

We believe that these non-GAAP financial measures, as presented, represent a useful method of assessing the performance of our operating activities, as they reflect our earnings trends without the impact of certain non-cash charges and other non-recurring charges. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations to allow a comparison to other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. However, these non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. Adjusted Gross Profit, Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for any of the consolidated statements of comprehensive income prepared in accordance with GAAP, or as an indication of Radiant’s operating performance or liquidity.

(In thousands)	Year Ended June 30,
Reconciliation of adjusted gross profit to GAAP gross profit	2022	2021
		(as restated)
Revenues	$1,459,419	$899,812
Cost of transportation and other services (exclusive of depreciation and amortization, shown separately below)	(1,153,134)	(678,406)
Depreciation and amortization	(12,775)	(11,986)
GAAP gross profit	$293,510	$209,420
Depreciation and amortization	12,775	11,986
Adjusted gross profit	$306,285	$221,406

GAAP gross margin (GAAP gross profit as a percentage of revenues)	20.1%	23.3%
Adjusted gross profit percentage (adjusted gross profit as a percentage of revenues)	21.0%	24.6%

(In thousands)	Year Ended June 30,
Reconciliation of GAAP net income to adjusted EBITDA	2022	2021
		(as restated)
Net income attributable to Radiant Logistics, Inc.	$44,464	$23,110
Income tax expense	12,692	5,951
Depreciation and amortization	18,716	16,642
Net interest expense	3,191	2,531

EBITDA	79,063	48,234

Share-based compensation	1,798	1,071
Change in fair value of contingent consideration	767	4,350
Acquisition related costs	596	42
Ransomware incident related costs, net	684	—
Litigation costs	568	535
Gain on litigation settlement, net	—	(25)
Change in fair value of interest rate swap contracts	(1,840)	594
Gain on forgiveness of debt	—	(5,987)
Foreign currency transaction (loss) gain	(718)	189

Adjusted EBITDA	$80,918	$49,003
Adjusted EBITDA margin (Adjusted EBITDA as a % of Adjusted Gross Profit)	26.4%	22.1%

(In thousands, except share and per share data)	Year Ended June 30,
Reconciliation of GAAP net income to adjusted net income	2022	2021
		(as restated)
GAAP net income attributable to Radiant Logistics, Inc.	$44,464	$23,110
Adjustments to net income:
Income tax expense	12,692	5,951
Depreciation and amortization	18,716	16,642
Change in fair value of contingent consideration	767	4,350
Acquisition related costs	596	42
Ransomware incident related costs, net	684	—
Litigation costs	568	535
Change in fair value of interest rate swap contracts	(1,840)	594
Gain on forgiveness of debt	—	(5,987)
Amortization of debt issuance costs	500	522

Adjusted net income before income taxes	77,147	45,759

Provision for income taxes at 24.5%	(18,901)	(11,211)

Adjusted net income	$58,246	$34,548

Adjusted net income per common share:
Basic	$1.18	$0.69
Diluted	$1.15	$0.67

Weighted average common shares outstanding:
Basic	49,570,594	49,890,945
Diluted	50,736,582	51,208,295